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                                                                   EXHIBIT 99.1

NEWS RELEASE
IMMEDIATE RELEASE

For further information, contact:         Robert R. Brooksher, Vice President -
                                          Corporate Communications
                                          (337) 232-7028

              W. J. GORDON, III JOINS PETROQUEST BOARD OF DIRECTORS

Lafayette, Louisiana - January 28, 2004 - PetroQuest Energy, Inc. (NASDAQ: PQUE) today announced the appointment of W. J. "Tony" Gordon, III as a member of the Company's Board of Directors, increasing the number of board members to seven and the number of independent board members to four.

Mr. Gordon served in various capacities with Conoco Inc. and ConocoPhillips for 32 years until his retirement in 2002, including President of Dubai Petroleum Company (Conoco Middle East subsidiary), President and Managing Director of Conoco Norway, Inc. and Regional Production Manager for Conoco's Gulf of Mexico and Gulf Coast Region.

Mr. Gordon is currently Vice President of Strategic Planning of the Franciscan Missionaries of Our Lady Health System and serves on the board of directors of the Greater Lafayette Chamber of Commerce, the board of directors of the Community Foundation of Acadiana and the Advisory Board of IberiaBank Corporation. He is a member of the Society of Petroleum Engineers and the American Petroleum Institute. He has served as Captain in the U.S. Army Field Artillery and received a Bachelor of Science in Physics from Southern University in Baton Rouge, Louisiana in 1970.

"We welcome the addition of Tony to our Board of Directors," said Charles T. Goodson, Chairman and Chief Executive Officer. "His recognized leadership experience in this industry will be invaluable to PetroQuest in the coming years."

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in East Texas, South Louisiana and the shallow waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.